April 10, 2024 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read the statements made by SpringBig Holdings, Inc. under Item 4.01 of its Form 8-K dated April 10, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of SpringBig Holdings, Inc. contained therein. Very truly yours, /s/ Marcum LLP Marcum LLP